Exhibit 4

CREDIT AGREEMENT

among

SPRAGUE HP HOLDINGS, LLC,

as Borrower

and

The Several Lenders

from time to time Party Hereto,

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Administrative Agent

Dated as of June 16, 2021

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4.13	ERISA	43
4.14	Investment Company Act; Other Regulations	44
4.15	Capitalization; Subsidiaries	44
4.16	Security Documents	45
4.17	Accuracy and Completeness of Information	45
4.18	Employees	45
4.19	Insurance	45
4.20	Solvency	45
4.21	Use of Proceeds of Loans	46
4.22	Environmental Matters	46
4.23	AML Laws; Anti-Corruption Laws and Sanctions	46
4.24	Beneficial Ownership Certification	46
4.25	EEA Financial Institution	46
4.26	Acquisition Funding	46

SECTION 5	CONDITIONS PRECEDENT	47

5.1	Conditions Precedent	47

SECTION 6	AFFIRMATIVE COVENANTS	50

6.1	Financial Statements	50
6.2	Certificates; Other Information	51
6.3	Authorizations	51
6.4	Conduct of Business; Maintenance of Existence and Compliance with Laws	51
6.5	Maintenance of Property; Insurance	52
6.6	Inspection of Property; Books and Records; Discussions	52
6.7	Notices	52
6.8	Environmental Laws	53
6.9	Taxes	53
6.10	Further Assurances	53
6.11	Use of Proceeds	54
6.12	AML Laws; Anti-Corruption Laws and Sanctions	54
6.13	Post-Closing Obligations	54

SECTION 7	NEGATIVE COVENANTS	54

7.1	Limitation on Indebtedness	54
7.2	Limitation on Liens	54
7.3	Limitation on Fundamental Changes	55
7.4	Restricted Payments	55
7.5	Limitation on Sale of Assets	55
7.6	Limitation on Investments, Loans and Advances	56
7.7	Limitation on Transactions with Affiliates	56
7.8	Accounting Changes	56
7.9	Limitation on Negative Pledge Clauses	57
7.10	Limitation on Activities	57
7.11	Governing Documents	58
7.12	Use of Proceeds; Sources of Repayment	58
7.13	Deposit Accounts; Commodity Accounts; Securities Accounts	58

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7.14	Limitation on Sale and Leaseback Transactions	58
7.15	Swap Contracts	58

SECTION 8	EVENTS OF DEFAULT	58

8.1	Events of Default and Remedies	58
8.2	Application of Funds	62

SECTION 9	THE ADMINISTRATIVE AGENT	62

9.1	Appointment	62
9.2	Rights as a Lender	63
9.3	Exculpatory Provisions	64
9.4	Reliance by Administrative Agent	65
9.5	Delegation of Duties	65
9.6	Resignation of Administrative Agent	65
9.7	Non-Reliance on Administrative Agent and Other Lenders	66
9.8	Administrative Agent May File Proofs of Claim	66
9.9	Collateral and Guaranty Matters	67
9.10	Erroneous Payments	67

SECTION 10	MISCELLANEOUS	69

10.1	Amendments and Waivers	69
10.2	Notices	71
10.3	No Waiver; Cumulative Remedies; Enforcement	72
10.4	Survival of Representations and Warranties	73
10.5	Release of Collateral and Guarantee Obligations	73
10.6	Expenses; Indemnity; Damage Waiver	73
10.7	Successors and Assigns; Participations and Assignments	75
10.8	Adjustments; Set-off	78
10.9	Counterparts	79
10.10	Severability	79
10.11	Integration	79
10.12	Governing Law; Jurisdiction	79
10.13	Acknowledgements	80
10.14	Waivers of Jury Trial	80
10.15	Confidentiality	80
10.16	Specified Laws	81
10.17	Acknowledgement Regarding Any Supported QFCs; Keepwell	81
10.18	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	83

SCHEDULES

Schedule 1.0	Lenders, Commitments and Applicable Lending Offices
Schedule 1.1	Solvency
Schedule 4.4	Consents and Authorizations
Schedule 4.15	Capitalization; Subsidiaries
Schedule 4.16	Filing Jurisdictions
Schedule 6.13	Post-Closing Obligations

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EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C	Form of Compliance Certificate

ANNEXES

Annex I	Form of Borrowing Notice

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 16, 2021, among Sprague HP Holdings, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 9.6, in such capacity the “Administrative Agent”).

WHEREAS, pursuant to that certain Purchase Agreement, dated as of April 20, 2021 (including all Schedules and Exhibits thereto and as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Sprague Resources Holdings LLC, a Delaware limited liability, as the seller, the Borrower, as the acquiror and solely for purposes of Section 11.14 thereof, Hartree Partners, LP, a Delaware limited partnership (“Hartree”), the Borrower will acquire the Subject Interests (the “Acquisition”).

The Borrower has requested that, upon satisfaction or waiver of the conditions set forth in Section 5.1, the Lenders extend credit to the Borrower in the form of the Loans on the Closing Date in an initial aggregate principal amount equal to the aggregate Commitment of all of the Lenders.

The proceeds of the Loans will be used by the Borrower, directly or indirectly, to fund the Acquisition and the Transaction Expenses. The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto covenant and agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the introductory paragraph and the recitals hereto), the following terms shall have the following meanings:

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account of the Borrower, an account control agreement in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Acquisition”: as defined in the recitals hereto.

“Actual Knowledge”: when applied to the Borrower, the actual knowledge of a Responsible Person of the Borrower; “Actually Known” or other similar terms shall have correlative meanings.

“Adjusted LIBO Rate”: with respect to any Eurocurrency Loan for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: the Administrative Agent and each Related Person thereof.

“Agreement”: this Credit Agreement.

“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any other Loan Party from time to time concerning or relating to terrorism financing or anti-money laundering.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Date”: as defined in Section 3.6(d).

“Applicable Lending Office”: for each Lender and for each Type of Loan, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto) for such Type of Loan (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans of such Type are to be made and maintained.

“Applicable Margin”: on any date, a percentage per annum equal to (a) for Eurocurrency Loans, four percent (4.0%) and (b) for Base Rate Loans, three percent (3.0%).

“Applicable Period”: as defined in Section 3.6(a).

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or Subsidiary of a Lender or (c) an entity or an Affiliate or Subsidiary of an entity that administers or manages a Lender.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.7(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate”: at any time, the greatest of (a) the Prime Rate at such time, (b) 1/2 of 1% in excess of the Federal Funds Effective Rate at such time, and (c) the Adjusted LIBO Rate for a Eurocurrency Loan with a one-month Interest Period commencing at such time plus 1.0%; provided that in no event shall the Base Rate as so determined be less than 1.0%. For the purposes of this definition, the Adjusted LIBO Rate shall be determined using the Adjusted LIBO Rate as otherwise determined by Administrative Agent in accordance with the definition of “Adjusted LIBO Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by Administrative Agent pursuant to preceding clause (i) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate, or such Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.14 or Section 3.15 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.17), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Base Rate, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Loans”: Loans the rate of interest of which is based upon a Base Rate.

“Benchmark”: initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Cessation Changes”: any replacement of a Benchmark hereunder and all documents, instruments, and amendments executed, delivered or otherwise implemented or effected (automatically or otherwise) after the date hereof in accordance with or in furtherance of Section 3.17 (including any Benchmark Replacement Conforming Changes).

“Benchmark Replacement”: for any Available Tenor:

(1) For purposes of clause (a) of Section 3.17, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, provided, that if any Available Tenor of USD LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of USD LIBOR shall be the closest corresponding Available Tenor (based on length) for Term SOFR and if such Available Tenor of USD LIBOR equally corresponds to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall apply, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) above (which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points)); and

(2) For purposes of clause (b) of Section 3.17, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for United States Dollar denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to clause (1) above or this clause (2) would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Notwithstanding the foregoing, the Administrative Agent may (in its sole discretion) determine that a Benchmark Replacement pursuant to clause (a) or (b) of paragraph (1) of this definition is not administratively feasible and shall not be applied, and that either paragraph (1)(b) (to the extent applicable) or paragraph (2) shall automatically be deemed to apply by providing written notice to the Borrower and Lenders at least five (5) Business Days prior to the effective date for the Benchmark Replacement.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event”: with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such Person, (iii) in the case of any partnership, the general partner of, the board of directors of the general partner of or the board of managers or management committee of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower”: as defined in the introductory paragraph of this Agreement.

“Borrower Materials”: as defined in Section 10.2(c).

“Borrower Security Agreement”: the Security Agreement dated as of the Closing Date, between Borrower and Administrative Agent, in form and substance reasonably acceptable to Administrative Agent.

“Borrowing Date”: any Business Day specified in a Borrowing Notice as a date on which the Loan requested by the Borrower is to be made.

“Borrowing Notice”: as defined in Section 2.2(a).

“Broker”: Bank of America, N.A. or any other Person maintaining a Securities Account of the Borrower containing any MLP Common Units.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close; provided that, with respect to all notices and determinations in connection with, and payments of principal and interest on Eurocurrency Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership, but including any similar ownership interests in a series or segregated portfolio established by a Person) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: as of any date of determination, the sum of (a) the aggregate amount of cash maintained in a Controlled Account as of such date, in an aggregate amount not to exceed $5,000,000 and (b) the aggregate amount of cash of the Borrower delivered to the Administrative Agent and held by the Administrative Agent in the Collateral Account as of such date; provided, in each case for purposes of the foregoing clauses (a) and (b), such cash shall be from the proceeds of an equity contribution to the

Borrower and/or any Subordinated Indebtedness owed by the Borrower to Hartree, and not the proceeds of any Disposition, incurrence of any other Indebtedness or Distributed Amounts for which a mandatory prepayment is required pursuant to Section 3.6.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition and (d) investments in money market funds, mutual funds or other pooled investment vehicles, in each case acceptable to the Administrative Agent in its sole discretion, the assets of which consist solely of the foregoing.

“Cash Management Account”: a Deposit Account or Securities Account of the Borrower.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: Hartree shall cease to directly own 100.0% of the Capital Stock of the Borrower.

“Charges”: as defined in Section 3.2(e).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived, which date is June 16, 2021.

“Closing Date Distribution”: as defined in Section 7.4.

“Closing Date Financial Statements”: the audited consolidated balance sheet of the Guarantors for each of the December 31, 2019 and December 31, 2020 and the related consolidated statements of income, stockholders’ equity and cash flows for the applicable Fiscal Year ended on each such date, audited by Ernst & Young LLP, prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property and interests in property of the Borrower or Hartree now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Account”: a blocked, non interest-bearing cash collateral account opened by and exclusively controlled by the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

“Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal not to exceed the amount set forth opposite such Lender’s name on Schedule 1.0 under the caption “Commitment” or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be changed from time-to-time in accordance with the terms of this Agreement. The initial aggregate amount of the Commitments is $160,000,000.

“Commitment Percentage”: as to any Lender, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or been terminated, the percentage which such Lender’s Loans then constitute of the aggregate Loans at such time).

“Commodity Account”: as defined in Section 9-102 of the UCC.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 6.2(a).

“Confidentiality Related Parties”: with respect to any Person, such Person’s Affiliates and Subsidiaries and the partners, directors, officers, employees, agents, trustees, administrators, managers, accountants, legal counsel, insurance providers and their reinsurers, advisors and representatives of such Person and of such Person’s Affiliates and Subsidiaries.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued”: the continuation of a Eurocurrency Loan, from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurocurrency Loans, a conversion of Eurocurrency Loans into Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“CRD IV”: Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC and Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“CTA”: the U.K. Corporation Tax Act 2009.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account”: a “deposit account” as defined in the UCC of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with any depositary institution.

“Disposition”: with respect to any property, any sale, lease, Sale and Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including, without limitation, any effective transfer or other disposition as a result of a division of the Borrower or allocation of assets to a series or segregated portfolio of a Person (or the unwinding of such a division or allocation)); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distributed Amount”: with respect to any Applicable Period, the amount of cash distributions actually received by the Borrower during such Applicable Period on account of the MLP Common Units, the GP Interests and IDRs owned by the Borrower.

“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders

“Early Opt-in Election”: the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding United States Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Sections 10.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.7(b)(iii)).

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by the Borrower or in which the Borrower participates and which provides benefits on retirement or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments and post-retirement medical benefits other than pursuant to COBRA or for a limited period of time in connection with a termination of employment.

“Environmental Laws”: any and all applicable national, federal, state, or local statutes, orders, regulations or other Law having the force and effect of law, including guidelines, decrees, orders, injunctions, rules, judgments, consents, directives, instructions, standards, judicial or administrative decisions or other requirements by Governmental Authority having the force and effect of law, including judicial interpretation of any of the foregoing, concerning pollution or protection of the environment, natural resources, or the generation, use, treatment, storage, handling, transportation, or release of, or exposure to, Materials of Environmental Concern, as now or hereafter in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“Erroneous Payment”: the meaning assigned to it in Section 9.10(a).

“Erroneous Payment Deficiency Assignment”: the meaning assigned to it in Section 9.10(a).

“Erroneous Payment Impacted Class”: the meaning assigned to it in Section 9.10(d).

“Erroneous Payment Return Deficiency”: the meaning assigned to it in Section 9.10(d).

“Erroneous Payment Subrogation Rights”: the meaning assigned to it in Section 9.10(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Loans”: Loans for which the applicable rate of interest is based upon the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 8.1 for which all applicable requirements for the giving of notice, the lapse of time, or both, have been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(f) and Section 3.10(i), (ii), (iii), (iv) or (viii) (as applicable) and (d) any Taxes imposed under FATCA.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.

“FCA”: as defined in Section 3.17(a).

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or,

if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Rabobank from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain fee letter, dated as of the Closing Date, executed by the Borrower setting forth the applicable fees relating to this Agreement to be paid to Administrative Agent, on its behalf and on behalf of the Lenders.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with applicable GAAP to be capitalized on a balance sheet of the lessee.

“Fiscal Year”: with respect to any Person, such Person’s fiscal or tax year, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Floor”: the benchmark rate floor, if any, provided in this Agreement (initially as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Plan”: any employee benefit plan described in Section 4(b)(4) of ERISA which is maintained or contributed to by the Borrower or any Commonly Controlled Entity (or with respect to which any such entity may have any liability).

“Fully Satisfied” or “Full Satisfaction”: as of any date, that on or before such date:

(a) with respect to the Loans: (i) the principal of and interest accrued to such date on the Loans shall have been irrevocably paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash, and (iii) the Commitments shall have been terminated; and

(b) with respect to Swap Contract Obligations: either (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Swap Contracts shall have been paid in full in cash, and all contingent amounts which could be payable under the related Swap Contract shall have been secured by cash collateral or other credit support as may be reasonably acceptable to the Lender (or its Affiliate) that is the counterparty to such Swap Contract; or (ii) other arrangements for the payment, performance and/or credit support for such Swap Contract satisfactory to the Lender (or its Affiliate) that is the counterparty thereto shall have been made.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws; (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement; (c) a limited liability company, its certificate of formation and operating agreement; and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other similar entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GP Interests”: as defined in the definition of “Subject Interests”.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “guarantee” and “guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Guarantee Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or in connection with judgments that have not resulted in a Default or an Event of Default.

“Guarantor”: each of Hartree and HPPGCO.

“Guaranty Agreement”: the guaranty agreement delivered to Administrative Agent from the Guarantors on the Closing Date, in form and substance reasonably acceptable to Administrative Agent.

“Hartree”: as defined in the recitals hereto.

“Hartree Credit Facility”: the Second Amended and Restated Credit Agreement, dated as of February 25, 2019, among the Guarantors, as borrowers, any additional borrowers from time to time party thereto, the lenders from time to time party thereto, and MUFG Bank, Ltd., as Administrative Agent, as the same may be amended, restated, replaced, refinanced or otherwise modified from time to time.

“HPPGCO”: Hartree Partners Power & Gas Company (UK) Limited, a private company with limited liability incorporated under the laws of England and Wales with its registered address at 2nd Floor, Cardinal Place, 100 Victoria Street, London, England, SW1E 5JL, UK and with company registration number 04308186.

“HMRC DT Treaty Passport”: as defined in Section 3.10.

“IBA”: as defined in Section 3.17(a).

“IDRs”: as defined in the definition of “Subject Interests”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practice), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all reimbursement obligations, whether drawn or undrawn, of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) all obligations of such Person in respect of Swap Contracts. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien, and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Swap Contract.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.6(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 4.9.

“Interest Payment Date”: (a) with respect to any Base Rate Loan, each Quarterly Date and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period with respect thereto and the Maturity Date.

“Interest Period”: with respect to any Eurocurrency Loan:

(i) initially, the period commencing on the Closing Date and ending on August 23, 2021; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Loan and ending three (3) months thereafter;

provided that, with respect to any Eurocurrency Loan:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period with respect to any Loan that would otherwise extend beyond the Maturity Date, shall end on the Maturity Date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment”: any advance, loan or extension of credit (other than trade receivables incurred in the ordinary course of the applicable Person’s business and payable in accordance with customary market practices) or capital contribution to, investment in, allocation of assets to a series or segregated portfolio of or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person, or the entering into of any Guarantee Obligation or assumption of Indebtedness of or other contingent obligation with respect to Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“ITA”: the U.K. Income Tax Act 2007.

“Laws”: collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, requests, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders”: each Person identified on Schedule 1.0 or as identified by an Assignment and Assumption pursuant to which such Lender became a Lender, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. As of the Closing Date, each Lender is specified on Schedule 1.0.

“LIBO Rate”: with respect to any Loans for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBO Rate be less than zero. In the event that such rate is not available at such time for any reason (other than in connection with the implementation of a Benchmark Replacement), then the LIBO Rate with respect to such Loan for such Interest Period shall be the rate at which dollar deposits in the amount of the requested Loan and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable Law of any jurisdiction in order to perfect any of the foregoing.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: (i) this Agreement, the Guaranty Agreement, the Security Documents, the Fee Letter, the Borrowing Notice, each Compliance Certificate, each certificate delivered pursuant to Section 6.1(f) or Section 7.4, and all other agreements executed (or acknowledged) and delivered by a Loan Party (other than any agreement in respect of the Swap Contract Obligations) to the Administrative Agent, for the benefit of the Lenders (in their capacities as such), in connection with or contemplated by this Agreement and (ii) any other document, instrument or certificate entered into by the Borrower or any Guarantor that, in accordance with its terms, is a Loan Document.

“Loan Party”: the Borrower and each Guarantor.

“Material Adverse Change”: a development or an event that has resulted in a material adverse change in (a) the operations, business, assets, properties or financial condition of the Borrower and the Guarantors taken as a whole, such that after giving effect to the underlying adverse development, event or change, the Borrower and the Guarantors taken as a whole would not reasonably be expected to remain in compliance with their obligations under this Agreement and the other Loan Documents, (b) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder or (c) the Collateral or the Liens on such Collateral, or the perfection of priority of such Liens.

“Material Adverse Effect”: a material adverse effect on (a) the operations, business, assets, properties or financial condition of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower and the Guarantors taken as a whole to perform their respective obligations under this Agreement or any of the other Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder or (d) the Collateral or the Liens on such Collateral, or the perfection of priority of such Liens.

“Materials of Environmental Concern”: any gasoline, natural gas or petroleum (including crude oil or any fraction or derivative thereof) or petroleum products or any other materials or wastes, defined or regulated as such in or under, or which form the basis of liability under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“Maturity Date”: June 16, 2022.

“Maximum Rate”: as defined in Section 3.2(e).

“MLP Common Units”: “common units” of SRLP, as defined in the SRLP Partnership Agreement.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Proceeds”: with respect to any event and any Person, (a) the cash proceeds received by such Person in respect of such event, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties in connection with such event and (ii) the amount of all Taxes paid or reasonably estimated to be payable and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable in connection with such event, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by such Person).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.

“Notice of Prepayment”: as defined in Section 3.5.

“Obligations”: the unpaid principal amount of, and interest (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Security Documents, any other Loan Documents or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents or other agreement or instrument evidencing such obligations or liabilities) or otherwise, and including, without duplication, Erroneous Payment Subrogation Rights.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.15).

“Parent Pledge Agreement”: the Pledge Agreement dated as of the Closing Date, between Hartree and Administrative Agent, in form and substance reasonably acceptable to Administrative Agent.

“Participant” and “Participants”: as defined in Section 10.7(d).

“Participant Register”: as defined in Section 10.7(d).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by the Borrower or Hartree pursuant to a Security Document in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to the applicable banking or other financial institution or securities intermediary, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, and (b) any other Liens specifically permitted under the Account Control Agreement for a Cash Management Account.

“Permitted Prior Liens”: each of the Liens permitted pursuant to Section 7.2 that has priority over the Liens granted pursuant to the Security Documents by operation of Law that grants special or extraordinary priority.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature (including any series or segregated portfolio established by another entity).

“Plan”: at a particular time, any Employee Benefit Plan which is covered by ERISA and in respect of which any of the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower or Commonly Controlled Entity has any actual or contingent liability.

“Platform”: as defined in Section 10.2(c).

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts and Securities Accounts of the Borrower.

“Prime Rate”: the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day; provided that in no event shall the Prime Rate be less than zero.

“Public Lender”: as defined in Section 10.2(c).

“Purchase Agreement”: as defined in the recitals hereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Date”: August 23, 2021, November 23, 2021, February 23, 2022 and May 23, 2022.

“Rabobank”: as defined in the introductory paragraph of this Agreement.

“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.

“Register”: as defined in Section 10.7(c).

“Regulation U”: Regulation U of the Board.

“Related Parties”: with respect to any Person, such Person’s Affiliates and Subsidiaries and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and Subsidiaries.

“Related Person”: with respect to any Person, each officer, employee, director, trustee, agent, advisor, affiliate, partner and controlling person of such Person.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”: at any time, Lenders holding more than 50.00% of the sum of (a) either (i) the Commitments or (ii) if the Commitments have been terminated, the aggregate principal amount of Loans then outstanding.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: as defined in Section 9.6(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Person”: with respect to the Borrower or any Guarantor, the chief executive officer, president, chairman, chief financial officer, controller, treasurer, secretary or any other officer, any director or any managing director or any other authorized signatory of the Borrower or such Guarantor.

“Restricted Payments”: as defined in Section 7.4.

“S&P”: Standard and Poor’s Financial Services LLC, or any successor to its rating agency business.

“Sale and Leaseback Transaction”: as defined in Section 7.14.

“Sanctioned Country”: at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions (as of the Closing Date, Cuba, Iran, North Korea, the Crimea region and Syria).

“Sanctioned Person”: at any time, (a) any Person (i) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any other replacement official publication of such list or (ii) listed in any sanctions-related list of sanctioned Persons maintained by the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (b) any Person in which a 50% or greater ownership interest is held by any such Person or Persons described in the foregoing clause (a)(i) or which is otherwise controlled by (x) a person or Persons described in the foregoing clause (a)(i) or (y) a Person or Persons located, organized or operating in a Sanctioned Country.

“Sanctions”: economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (b) the United Nations Security Council; (c) the European Union; (d) Her Majesty’s Treasury of the United Kingdom; (e) the Netherlands (in each case for the foregoing clauses, to the extent applicable to any Loan Party) and (f) any other relevant sanctions authority.

“SEC”: the U.S. Securities and Exchange Commission, or its successor.

“Secured Obligations”: all Obligations and all Swap Contract Obligations; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties”: collectively, the Administrative Agent, the Lenders and each counterparty to a Swap Contract, to the extent the obligations thereunder constitute Swap Contract Obligations and, in each instance, their respective successors and permitted assigns.

“Securities Account”: as defined in Section 8-501 of the UCC.

“Security Agreement”: the Borrower Security Agreement and the Parent Pledge Agreement, individually and collectively, as the context may require.

“Security Documents”: the collective reference to each Account Control Agreement, the Security Agreements, and each other security document hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure (or reaffirm the security of) any of the Obligations or to secure (or reaffirm the security of) any guarantee of any such Obligations.

“Share Value to Loan Value Ratio”: as of any date of determination, the ratio of (a) the sum of (i) the product of (1) the aggregate number of MLP Common Units held by the Borrower constituting Collateral subject to a Perfected First Lien as of such date and (2) the product of (x) the average of the publicly listed price of each MLP Common Unit as of the end of each of the preceding five (5) Business Days, and (y) 0.70 and (ii) the Cash Collateral as of such date, to (b) the aggregate outstanding principal amount of the Loans as of such date.

“Single Employer Plan”: any Plan which is subject to Section 412 of the Code, or Section 302 or Title IV of ERISA that is sponsored or maintained by the Borrower or its Commonly Controlled Entities (i.e., is not a Multiemployer Plan).

“SOFR”: a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent”: with respect to (a) a Person organized under the Laws of the United States of America or any political subdivision thereof, on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and (b) with respect to a Person organized under the laws of a jurisdiction other than the United States (or a political subdivision thereof), the supplementary definition of “Solvent” with respect to such Person set forth on Schedule 1.1 hereto. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“SRLP”: Sprague Resources LP, a Delaware limited partnership.

“SRLPGP”: Sprague Resources GP LLC, a Delaware limited liability company and the general partner of SRLP.

“SRLP Partnership Agreement”: that certain First Amended and Restated Agreement of Limited Partnership of SRLP, dated as of October 30, 2013, as may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Interests”: (i) 16,058,484 MLP Common Units, (ii) 100% of the outstanding membership interests (the “GP Interests”) of SRLPGP, and (iii) 100% of the Incentive Distribution Rights (as defined in the SRLP Partnership Agreement) (the “IDRs”) of SRLP.

“Subordinated Indebtedness”: unsecured Indebtedness owing by the Borrower to Hartree from time to time, provided, that, such Indebtedness contains economic and payment terms reasonably acceptable to the Administrative Agent and is subordinated in right of payment and action to the Obligations in a manner reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (together with any related schedules), including any such obligations or liabilities under any master agreement.

“Swap Contract Obligations”: any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contracts permitted hereunder with a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contract transaction permitted hereunder with a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Swap Obligation”: with respect to the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Adjustment”: 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent in its sole discretion, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.17 that is not Term SOFR.

“Term SOFR Transition Event Effective Date”: with respect to a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Subsection (b) of Section 3.17.

“Transaction Expenses”: any fees or expenses incurred or paid by the Guarantors or the Borrower in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions”: collectively, (a) the Acquisition and other related transactions contemplated by the Purchase Agreement, (b) the funding of the Loans and the execution and delivery of Loan Documents and (c) the payment of Transaction Expenses.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“UCC”: as defined in each Security Agreement.

“U.K. Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.K. Tax Payment”: either the increase in a payment made by the Borrower or a Guarantor to a Recipient under Section 3.10(a) or a payment made by the Borrower or a Guarantor under Section 3.10(c) by reason of a U.K. Tax Deduction.

“U.K. Treaty Assignee”: as defined in Section 3.10.

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 3.10(f)(ii)(B)(3).

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended.

“USD LIBOR”: the LIBO Rate for United States Dollars.

“VAT”: value added tax as provided for in the United Kingdom Value Added Tax Act 1994 and any other tax enacted in accordance with European Council Directive of 28 November 2006 on the Common System of Value Added Tax (2006/112/EC) and any similar Tax, including without limitation any Tax replacing or in addition to the same.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower not defined in Section 1.1 and (subject to Section 1.2(e)) accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25) (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto, (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (iii) references to any Person shall be construed to include such Person’s successors and assigns.

(f) As used herein and in any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “or” is not exclusive, (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(g) No segregated series or segregated portfolio of a Person shall be considered to be such Person for purposes of calculating any ratio, amount or financial covenant herein or in any Loan Document (or any constituent component thereof).

(h) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series or segregated portfolio of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership or series or segregated portfolio of a Person shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership, series or segregated portfolio that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2 AMOUNT AND TERMS OF THE LOANS AND COMMITMENTS

2.1 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower on the Closing Date term loans denominated in United States Dollars in an aggregate amount not to exceed the amount of such Lender’s Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. All Loans shall be made as Eurocurrency Loans, or if Eurocurrency Loans are not available as further provided herein, as Base Rate Loans.

2.2 Procedure for Borrowing Loans. (a) To make a borrowing of the Loans on the Closing Date, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m. New York City time) on the same Business Day as the requested Borrowing Date, in the form attached hereto as Annex I (the “Borrowing Notice”), specifying:

(i) the amount to be borrowed;

(ii) the requested Borrowing Date, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto (including specifying the duration of such Interest Period and the last day of such Interest Period), which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) whether the borrowing is to be a Eurocurrency Loan or, to the extent Eurocurrency Loans are not available as provided herein, a Base Rate Loan;

(b) [Reserved].

(c) Upon receipt of any Borrowing Notice from the Borrower pursuant to Section 2.2(a) with respect to a requested borrowing of Loans, the Administrative Agent shall promptly notify each applicable Lender thereof. With respect to any requested Loan and subject to the satisfaction of the conditions contained in Section 5.1, each applicable Lender will make the amount of its Commitment Percentage of each Loan available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s office specified in Section 10.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Each Loan will then promptly be made available on the Borrowing Date to the Borrower by the Administrative Agent by wire transfer to the account(s) set forth on the Borrowing Notice in like funds as received by the Administrative Agent.

SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Termination of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Loans to be made by it on the Closing Date.

3.2 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate for such Eurocurrency Loan determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of any Event of Default, all Obligations (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% and (ii) in the case of any interest payable on any Loan or other amount payable hereunder, at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2.00%, in each case, from the date of such nonpayment until such amount not paid when due is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date or, with respect to interest payable pursuant to Section 3.2(c) above, from time to time upon demand.

(e) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

3.3 Conversion and Continuation Options. (a) Subject to Sections 3.14 and 3.15 hereof and clause (b) below, all Eurocurrency Loans shall be automatically Continued as such upon the expiration of the then current Interest Period with respect thereto unless the Borrower has given to the Administrative Agent irrevocable notice of its intent to prepay all or a portion of such Eurocurrency Loan prior to 11:00 a.m., New York City time, at its New York office, two (2) Business Days before the date such Eurocurrency Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1.

(b) During the existence of an Event of Default, no Loan may be Continued as Eurocurrency Loans if the Required Lenders have reasonably determined that such a request, Continuation is not appropriate.

3.4 Repayment of Loans; Evidence of Debt. (a) The Borrower unconditionally promises to pay the then unpaid principal amount of each Loan to the Administrative Agent for the account of the Lenders to which such Loan is owed upon the Maturity Date.

(b) The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time-to-time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.2.

(c) Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain the Register required by Section 10.7(c), and shall include a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest or fee due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and the share thereof of each applicable Lender.

(e) The entries made in the Register and the records of each Lender maintained pursuant to Section 3.4(c) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the Register maintained by the Administrative Agent, the Register shall control in the absence of manifest error.

3.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon written notice (the “Notice of Prepayment”) delivered to the Administrative Agent (a) no later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to the proposed prepayment date in the case of Eurocurrency Loans and (b) no later than 11:00 a.m. (New York City time) on the proposed prepayment date in the case of Base Rate Loans, in each case, which notice shall specify (i) the date and amount of prepayment, (ii) which Loans shall be prepaid and (iii) whether the prepayment is of Base Rate Loans or Eurocurrency Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrower revokes any Notice of Prepayment previously delivered pursuant to this Section 3.5 or the Borrower makes an optional prepayment of such Loan on the last day of its Interest Period but failed to deliver a Notice of Prepayment at least two (2) Business Days prior to the end of such Interest Period, the Borrower shall also pay any amounts owing pursuant to Section 3.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.13. Partial prepayments pursuant to this

Section 3.5 shall be in an aggregate principal amount of (x) $5,000,000 or a whole multiple of $500,000 in excess thereof in the case of Eurocurrency Loans and (y) $5,000,000 or a whole multiple of $500,000 in excess thereof in the case of Base Rate Loans.

3.6 Mandatory Prepayments. (a) On each Interest Payment Date (commencing with the Interest Payment Date occurring on August 23, 2021), the Borrower shall prepay in accordance with clause (e) below, an aggregate principal amount of Loans in an amount equal to (A) the Distributed Amount, if any, received by the Borrower since the immediately preceding Interest Payment Date (or since the Closing Date for the first Interest Payment Date to occur thereafter) (each such period being an “Applicable Period”) minus (B) the sum of all amounts paid with respect to the Loans or the Loan Documents (including (i) interest, indemnities, administrative fees and expenses paid or payable pursuant to the Loan Documents and (ii) voluntary prepayments of the Loans, but excluding Transaction Expenses paid on the Closing Date) during such Applicable Period (including on such Interest Payment Date) minus (C) the general and administrative expenses of the Borrower during such Applicable Period (including on such Interest Payment Date) in an aggregate amount not to exceed $100,000 minus (D) the sum of all net amounts paid with respect to Swap Contract Obligations during such Applicable Period (including on such Interest Payment Date).

(b) If the Borrower receives proceeds from any Disposition after the Closing Date (other than any Disposition permitted by clauses (a), (c) and (d) of Section 7.5), the Borrower shall prepay (or cause to be prepaid), on or prior to the date which is five (5) Business Days after the date of the receipt by the Borrower of such proceeds, an aggregate principal amount of Loans (plus accrued and unpaid interest thereon) in an amount equal to 100.0% of the Net Proceeds received.

(c) If the Borrower incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.1), the Borrower shall prepay (or cause to be prepaid) an aggregate principal amount of Loans (plus accrued and unpaid interest thereon) in an amount equal to 100.0% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower of such Net Proceeds.

(d) If, as of the last Business Day of each calendar week (the “Applicable Date”), the Share Value to Loan Value Ratio is less than 1.25:1.00, the Borrower shall, on or prior to the date which is three (3) Business Days thereafter, either (at the sole election of the Borrower) (i) prepay (or cause to be prepaid) an aggregate principal amount of Loans in an amount such that, after giving effect to such prepayment, the Share Value to Loan Value Ratio as of such Applicable Date (pro forma for such prepayment) shall be equal to or greater than 1.25:1.00 or (ii) cause additional MLP Common Units to constitute Collateral such that, after giving pro forma effect to such additional Collateral, the Share Value to Loan Value Ratio as of such Applicable Date shall be equal to or greater than 1.25:1.00.

(e) Any prepayment of Loans pursuant to this Section 3.6, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 3.8 and, if any such prepayment of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.13.

3.7 Computation of Interest and Fees. (a) All fees and interest on (i) Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate” and (ii) Eurocurrency Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans (other than Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate”) shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of each Adjusted LIBO Rate for any Eurocurrency Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a).

3.8 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages, as applicable, of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder on account of principal of Loans (other than Base Rate Loans on any day other than the Maturity Date) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Administrative Agent’s office specified in Section 10.2 in United States Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 3.8 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans (without duplication of the interest otherwise applicable thereto). If the Borrower and a Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(d) The application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Administrative Agent for the Lenders hereunder or under any Loan Document, shall be made to each applicable Lender based upon its Commitment Percentage, first, to Base Rate Loans and second, to Eurocurrency Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

3.9 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to any reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing or maintaining Eurocurrency Loans, or to reduce any amount received or receivable by the Lender in respect thereof; then, in any such case, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section 3.9, pay such Lender or the Administrative Agent such additional amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount received or receivable.

(b) Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.9, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and such notification or certificate from such Lender shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. The agreements in this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. Each Loan Party shall, jointly and severally, indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.10(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.10, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.10(f)(ii)(A), 3.10(f)(ii)(B) and 3.10(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals, facsimiles, or PDF scans transmitted via email, of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals, facsimiles, or PDF scans transmitted via email, of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals, facsimiles, or PDF scans transmitted via email, of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals, facsimiles, or PDF scans transmitted via email of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals, facsimiles, or PDF scans transmitted via email, of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and other requisite certification documents from each beneficial owner, as applicable, and accompanied by any “withholding statement” required by Law to be associated with the IRS Form W-8IMY; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals (or, to the extent permitted by Law, facsimiles, or PDF scans transmitted via email) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the

Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.10(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which Rabobank (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower either (a) IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax or (b) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Section 1.1441-1(e)(5) of the United States Treasury Regulations that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a U.S. Person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others. Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10 and including any U.K. Tax Payment), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.10(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.10(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.10(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.10(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) U.K. Tax Provisions.

(i) The Loan Parties shall promptly notify the Administrative Agent and the relevant Lender upon (i) becoming aware that any payment made or to be made by any Loan Party under a Loan Document to any Lender is or will be subject to a deduction or withholding in respect of

Taxes imposed by the United Kingdom (or to a change in the rate or basis of calculation of such a deduction or withholding) (each such withholding, deduction or change being a “U.K. Tax Deduction”) or (ii) receiving a direction from the United Kingdom H.M. Revenue & Customs under section 931 of ITA (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to payments to such Lender under a Loan Document. Similarly, in the case of sub-clause (i), a Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the applicable Loan Party.

(ii) Any relevant Lender and HPPGCO shall co-operate in promptly completing any procedural formalities reasonably necessary for HPPGCO to obtain authorization to make that payment without a U.K. Tax Deduction, including, upon request of HPPGCO, confirming to HPPGCO (without liability to HPPGCO or any other Loan Party) if it is a U.K. Non-Bank Lender (if applicable), and “U.K. Non-Bank Lender” for this purpose means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and which is (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

(iii) A Lender which on the date hereof holds a passport under the “Double Taxation Treaty Passport Scheme” of HM Revenue & Customs (a “HMRC DT Treaty Passport”), and wishes that scheme to apply to this Agreement, shall inform the Administrative Agent, in writing, as soon as reasonably practicable upon request of HPPGCO, of its HMRC DT Treaty Passport scheme reference number and its jurisdiction of tax residence.

(iv) Where a Lender has informed the Administrative Agent of its HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence in accordance with Section 3.10(i)(iii):

(A) the Administrative Agent shall promptly notify HPPGCO (x) that the Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement; and (y) of such Lender’s HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence; and (z) that pursuant to such scheme HPPGCO must comply with its obligations under Section 3.10(i)(iv)(B);

(B) HPPGCO shall promptly file a duly completed Form DTTP2 in respect of such Lender with H.M. Revenue & Customs and shall promptly provide the Administrative Agent with a copy of that filing, and the Administrative Agent shall promptly provide the copy of that filing to the relevant Lender.

(v) If a Lender has not informed the Administrative Agent and the Administrative Agent has not informed HPPGCO that the Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Sections 3.10(i)(iii) and 3.10(i)(iv), then HPPGCO shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(vi) A successor or assignee acquiring all or a portion of a Lender’s rights under this Agreement which holds a passport under the HMRC DT Treaty Passport scheme (a “U.K. Treaty Assignee”), and which then wishes the HMRC DT Treaty Passport scheme to apply to this Agreement, shall include its HMRC DT Treaty Passport scheme reference number and its jurisdiction of tax residence in documentation executed by that U.K. Treaty Assignee pursuant to Section 10.7 of this Agreement (for the benefit of the Administrative Agent and without liability to the Borrower).

(vii) Where a U.K. Treaty Assignee provides the indication described in Section 3.10(i)(vi), HPPGCO shall file a duly completed Form DTTP2 in respect of such U.K. Treaty Assignee with H.M. Revenue & Customs within thirty (30) days of being notified of the transfer taking effect and shall promptly provide the U.K. Treaty Assignee with a copy of that filing.

(viii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.10(i)(iii) or 3.10(i)(vi) above and:

(A) HPPGCO has not filed a duly completed Form DTTP2 in accordance with Section 3.10(i)(iv)(B) or 3.10(i)(vii) in respect of that Lender; or

(B) HPPGCO has filed a duly completed Form DTTP2 in accordance with Section 3.10(i)(iv)(B) or 3.10(i)(vii) in respect of that Lender but:

(1) that Form DTTP2 filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given HPPGCO authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the Form DTTP2 filing, or

(C) HPPGCO has received authority from HM Revenue & Customs to make payments to such Lender without a U.K. Tax Deduction as a result of a Form DTTP2 Filing, but as a result of:

(1) a withdrawal or expiry of that authority; or

(2) a withdrawal or cessation of the DTTP passport scheme due to any change in law or change in practice of HM Revenue & Customs,

it is no longer possible for HPPGCO to make payments to the Lender without a U.K. Tax Deduction by virtue of that authority, and, in each case, HPPGCO has notified that Lender in writing, that Lender and HPPGCO shall co-operate in completing any additional procedural formalities necessary for HPPGCO to obtain authorization to make that payment without a U.K. Tax Deduction.

3.11 VAT. All consideration expressed to be payable under a Loan Document by any party to a Loan Document shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Administrative Agent or a Lender to any party in connection with a Loan Document, that party shall pay to the Administrative Agent or such Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, against the delivery of a valid VAT invoice (where applicable). Where a Loan Document requires any party to reimburse the Administrative

Agent or a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Administrative Agent or that Lender against all VAT incurred by the Administrative Agent or Lender in respect of the costs or expenses to the extent that the Administrative Agent or Lender reasonably determines (in its discretion) that it is not entitled to credit or repayment of the VAT. Any reference in this Section 3.11 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the U.K. Value Added Tax Act 1994).

3.12 Lending Offices. Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

3.13 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender sustains or incurs as a result of (a) default by the Borrower in making a borrowing of, Conversion into or Continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurocurrency Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of any Eurocurrency Loan on a day which is not the last day of an Interest Period with respect thereto (including repayments required as a result of an Event of Default) or the optional prepayment of such Loan on the last day of its Interest Period if a timely Notice of Prepayment has not been given two (2) Business Days prior to the end of such Interest Period or (d) the assignment of a Eurocurrency Loan on a day that is not the last day of an Interest Period as a result of a request by the Borrower pursuant to Section 3.16(b). This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender in good faith shall be conclusive in the absence of manifest error.

3.14 Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period with respect to any Loan:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the relevant Adjusted LIBO Rate determined or to be determined for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Eurocurrency Loans during such Interest Period;

then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.

(b) If such notice is given with respect to the Adjusted LIBO Rate, (x) any such Eurocurrency Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (x) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to Eurocurrency Loans shall continue as Base Rate Loans. Until such notice has been revoked by the Administrative Agent, no further Eurocurrency Loans shall be made or Continued as such, nor shall the Borrower have the right to Convert Loans into such Type.

(c) The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a)(i) above if the Administrative Agent determines that adequate and reasonable means exist for ascertaining the Adjusted LIBO Rate for the applicable Interest Period and (ii) any such notice pursuant to clause (a)(ii) above upon receipt of notice from the Required Lenders that the relevant circumstances described in such clause (a)(ii) have ceased to exist.

3.15 Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurocurrency Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, United States Dollars in the London interbank market, then, on notice thereof by such Lender to a Borrower through Administrative Agent, (a) the obligation of such Lender hereunder to consider making Eurocurrency Loans, Continuing Eurocurrency Loans as such and Converting Loans to Eurocurrency Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist, as contemplated by this Agreement, provided, however, that notwithstanding the suspension contemplated by this clause (a), the obligations of such Lender hereunder to consider making Base Rate Loans shall continue to be in effect, and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be Converted automatically to available and lawful Interest Periods, if any, or Base Rate Loans, at the option of the Borrower, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.13.

3.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or Section 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.9 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.15(a), or if any Lender is a Non-Consenting Lender, then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.9 or Section 3.10) and obligations under this Agreement and the related Loan Documents (or all of its interests, rights and obligations in respect of the Loans or Commitments that are the subject of the related amendment, waiver or other modification) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.7;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.9 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 3.16 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrower under any of the foregoing provisions of Section 3.9, 3.10 or 3.14 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 3.16.

3.17 Benchmark Replacement Setting. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing USD LIBOR. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the

Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(c) Flip Forward. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Term SOFR Transition Event Effective Date have occurred prior to the reference time in respect of any setting of the then-current Benchmark, then Term SOFR plus the Term SOFR Adjustment will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion. For the avoidance of doubt, any applicable provisions set forth in this Section 3.17 shall apply with respect to any Term SOFR transition pursuant to this paragraph (c) as if such forward-looking term rate was initially determined in accordance herewith including, without limitation, the provisions set forth in clauses (d) and (h) of this Section 3.17.

(d) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(f) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(g) Reaffirmation. The Borrower and each other Loan Party (including those that that become party hereto after the date hereof), in its respective capacity as a Borrower, debtor, obligor, grantor, pledgor, guarantor, assignor, or other similar capacity in which such party acts as direct or indirect, or primary or secondary, obligor, accommodation party or guarantor or grants liens or security interests in or to its properties hereunder or under any other Loan Document, hereby acknowledges and agrees to be bound by the provisions of this Section 3.17 (including, without limitation, the implementation from time to time of any Benchmark Replacement and any Benchmark Replacement Conforming Changes in accordance herewith) and, in furtherance of the forgoing (and without, in any way express or implied, invalidating, impairing or otherwise negatively affecting any obligations heretofore provided) hereby acknowledges and agrees that in connection with and after giving effect to any Benchmark Cessation Changes: (i) its Obligations shall not in any way be novated, discharged or otherwise impaired, and shall continue, be ratified and be affirmed and shall remain in full force in effect, (ii) its grant of a guarantee, pledge, assignment or any other accommodation, lien or security interests in or to its properties relating to this Agreement or any other Loan Document shall continue, be ratified and be affirmed, and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired and (iii) the Loan Documents and its obligations thereunder (contingent or otherwise) shall continue, be ratified and be affirmed and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired. In addition, each Loan Party hereby fully waives any requirements to notify such Loan Party of any Benchmark Cessation Changes (except as expressly provided in this Section 3,17). In furtherance of the foregoing, each Loan Party hereby (i) appoints the Borrower (and the Borrower hereby accepts such appointment) as its agent, attorney-in-fact and representative for purposes of the delivery of any and all documents, instruments, agreements and other materials required to be delivered by any such party and for all other administrative purposes incidental to any of the foregoing provisions of this clause (g) and this Section 3.17 and (ii) hereby authorizes the Borrower to take such actions, execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such further agreements, documents or instruments that are reasonably necessary or desirable to carry out the intent and purpose of this Section (g) and this Section 3.17 on its behalf. From time to time, the Borrower (both in its individual capacity and in its capacity as agent, agent, attorney-in-fact and representative of each other Loan Party pursuant to the immediately preceding sentence) and the Loan Parties shall execute and deliver, or cause to be executed and delivered, such instruments, agreements, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Section 3.17, or of renewing, continuing, reaffirming or ratifying the rights of the Administrative Agent, the Collateral Agent and the other Lenders with respect to the Obligations or the Collateral.

(h) Disclaimer. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration of, submission of, calculation of, or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to this Section 3.17, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.17, including without limitation, (A) whether the composition or characteristics of any such alternative, successor or replacement reference rate for any currency will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the applicable LIBO Rate for Loans denominated in such currency as did the London interbank offered rate prior to its discontinuance or unavailability, and (B) the impact or effect of such alternative, successor or replacement reference rate or Benchmark Replacement Conforming Changes on any other financial products or agreements in effect or offered by or to any Loan Party or Lender or any of their respective Affiliates, including, without limitation, any Swap Contract Obligation or Swap Contract.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or consider making the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. Each of the financial statements delivered pursuant to Section 5.1(n) (i) were prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Hartree and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP or GAAP, as applicable, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

4.2 No Change. Since December 31, 2020, there has been no Material Adverse Change.

4.3 Existence; Compliance with Law. The Borrower and each Guarantor (a) is duly formed or organized, validly existing and, to the extent relevant under applicable Law, in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) to the extent relevant under applicable Law, is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. The Borrower and each Guarantor has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, if applicable, to borrow hereunder, and, if applicable, has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of UCC financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 4.16 and (b) the filings or other actions listed on Schedule 4.4, all of which authorizations, approvals, registrations, actions, notices or filings as have already been obtained, made or taken and are in full force and effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, to which the Borrower or such Guarantor is subject, is required in connection with the borrowings hereunder or with the execution, delivery, validity or enforceability of the Loan Documents to which the Borrower or such Guarantor is a party, the grant by the Borrower or, if applicable, such Guarantor of the Liens granted by it pursuant to any Security Document, the perfection or maintenance of the Liens created under any Security Document (including the first priority nature thereof) or the exercise by the Administrative Agent or any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents. This Agreement has been duly executed and delivered on behalf of the Borrower, and each other Loan Document to which the Borrower or a Guarantor is a party will be duly executed and delivered on behalf of the Borrower or such Guarantor, as applicable. This Agreement constitutes (with respect to the Borrower), and each other Loan Document to which the Borrower or a Guarantor is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower or such Guarantor, as applicable, enforceable against the Borrower or such Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower or any Guarantor is a party, the borrowings hereunder and the use of the proceeds thereof, and the grant of Liens thereunder (i) will not violate any Requirement of Law in any material respect or where a waiver has not been obtained, in each case, to the extent applicable to or binding upon the Borrower, such Guarantor or their respective Properties, (ii) will not violate a Contractual Obligation (including, for the avoidance of doubt, Governing Documents) of the Borrower or such Guarantor or the Governing Documents of SRLP, except, with respect to any such Guarantor, where (except with respect to a violation of a Governing Document) such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or material Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent).

4.6 No Material Litigation. No litigation or proceeding before any arbitrator or Governmental Authority is pending or, to the Actual Knowledge of the Borrower, threatened, by or against the Borrower or any Guarantor (a) with respect to any of the Loan Documents or the Purchase Agreement, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which the litigation or proceeding is material and has a reasonable basis in fact, or (c) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any Guarantor is in default under or with respect to any Contractual Obligation in any respect which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8 Ownership of Property; Liens. The Borrower has good title to, or a valid leasehold interest in or license to use, all of its tangible personal property and other assets, and none of such property or other assets is subject to any Lien except as permitted by Section 7.2.

4.9 Intellectual Property. The Borrower owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted nor is pending by any Person challenging or questioning the use by the Borrower of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower Actually Know of any valid basis for any such claim, except any claim that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any Guarantor, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. (a) The Borrower and each Guarantor has timely filed or caused to be filed all U.S. federal and all material state, local and non-U.S. income Tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its income, property or assets and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Guarantor).

(b) There are no Liens for Taxes upon the Borrower’s property, assets or revenues, or any of the Collateral and no material tax assessment against, and no material tax audit with respect to, the Borrower or any Guarantor and no claim is being asserted in writing against the Borrower or any Guarantor with respect to Taxes, except for Liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Guarantor.

(c) The Borrower is not party to any tax sharing agreement.

4.12 Federal Regulations. No part of the proceeds of any Loan or Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

4.13 ERISA. Except for instances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan which has had or is reasonably expected to result in material liability, no Single Employer Plan or, to the Actual Knowledge of the Borrower, Multiemployer Plan, is reasonably expected to be in “at risk” status within the meaning of Section 430 of the Code and each Plan, provided that with respect to a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement, to the Actual Knowledge of the Borrower, has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA) that would reasonably be expected to result in material liability on the Borrower, and no Lien in favor of the PBGC or, to the Actual Knowledge of the Borrower, a Plan has arisen during such six-year period or is reasonably expected to arise, except in either case that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except to the extent that any such excess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan. Except where, individually or in the aggregate, such event would not reasonably be expected to have a Material Adverse Effect, to the Actual Knowledge of the Borrower, no such Multiemployer Plan is Insolvent or terminating or is reasonably expected to become Insolvent or be terminated or is, or is reasonably expected to be in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code. Except to the extent that any such excess would not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liabilities of the Borrower and each Commonly Controlled Entity for the provision of post-retirement benefits to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) do not, in the aggregate, exceed the total assets under all such Plans allocable to such benefits except as disclosed in the financial statements of the Borrower or the Commonly Controlled Entities, as applicable. The Borrower has not engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code in connection with any Plan that would subject the Borrower to liability under ERISA or Section 4975 of the Code that would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) Each Single Employer Plan that is intended to qualify under Section 401(a) of the Code has received a favorable opinion or determination letter, as applicable, from the IRS or an application for such a determination is currently pending before the Internal Revenue Service, and to the Actual Knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination or opinion letter, as applicable, which would cause such Single Employer Plan to lose its qualified status; (2) no liability to the PBGC (other than required premium payments) or the IRS with respect to any Single Employer Plan, has been or is expected to be incurred by the Borrower or any Commonly Controlled Entity; (3) no Event of Default under Section 8.1(g) hereof has occurred and neither the Borrower nor any Commonly Controlled Entity is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an Event of Default; (4) each of the Borrower’s Commonly Controlled Entities have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (5) the Borrower does not have or would not have any liability with respect to any Plan or Foreign Plan.

4.14 Investment Company Act; Other Regulations. No Loan Party is registered or required to be registered as an “investment company” or is a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Capitalization; Subsidiaries. As of the Closing Date:

(a) set forth on Schedule 4.15(a) is a complete and accurate list of the number of shares of each class of Capital Stock of the Borrower authorized, and the number outstanding, on the Closing Date. All such shares are validly issued and fully paid. As of the Closing Date, the percentage of such issued and outstanding shares of Capital Stock of the Borrower are owned beneficially and of record by the Persons indicated on Schedule 4.15(a);

(b) set forth on Schedule 4.15(b) is a complete and correct list of the exact legal name (as reflected in the certificate of incorporation or formation) of all of the direct Subsidiaries of the Borrower (after giving effect to the Transactions), together with, for each such Subsidiary, (i) the jurisdiction of organization of each such Subsidiary; (ii) each Person holding Capital Stock in each such Subsidiary (other than SRLP); (iii) the authorized, issued and outstanding Capital Stock issued by each such Subsidiary; (iv) the Capital Stock held by the Borrower or any of its direct Subsidiaries in each such Subsidiary; and (v) the percentage of ownership of each such Subsidiary represented by such Capital Stock (in the case of SRLP, solely with respect to such Capital Stock held by the Borrower or any of its direct Subsidiaries). The Borrower has the unencumbered right (in accordance with the applicable Governing Documents and applicable Law) to vote all outstanding Capital Stock in each Person shown to be held by it in on Schedule 4.15(b), and all of the issued and outstanding Capital Stock of each such Person organized as a corporation or limited liability company is validly issued, fully paid and, with respect to any corporation, non-assessable as of the Closing Date; and

(c) except as set forth on Schedule 4.15(b), the Borrower does not directly hold any Capital Stock in any other Persons.

4.16 Security Documents. (a) The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of the Borrower and Hartree in the “Collateral” described therein.

(b) When proper financing statements or other applicable filings listed in Schedule 4.16 have been filed in the offices in the jurisdictions listed in Schedule 4.16, the security interest granted under the Security Agreements shall constitute a Perfected First Lien on, and security interest in, all right, title and interest of the Borrower and Hartree in the portion of the “Collateral” described therein, which can be perfected by such filing, subject to any Permitted Prior Liens or as may otherwise be expressly permitted under the Security Documents.

(c) When an Account Control Agreement has been entered into with respect to a Pledged Account, the Borrower Security Agreement shall constitute a Perfected First Lien on, and security interest in, all right, title and interest of the Borrower in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

4.17 Accuracy and Completeness of Information. All factual information, reports and other papers and data with respect to the Borrower and the Guarantors furnished pursuant to this Agreement and the other Loan Documents, and all factual statements and representations made, to the Administrative Agent or any Lender by or on behalf of the Borrower or any Guarantor at its direction, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Administrative Agent or any Lender true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which the same were made. The projections and pro forma information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Borrower and the Guarantors, as applicable, to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.18 Employees. The Borrower has no employees.

4.19 Insurance. As of the Closing Date, the Borrower has, with respect to its properties and business, insurance, which meets the requirements of Section 6.5 as of the Closing Date.

4.20 Solvency. As of the Closing Date immediately after giving effect to Loans to be made on the Closing Date, the Borrower and each Guarantor is Solvent.

4.21 Use of Proceeds of Loans. The proceeds of the Loans shall be used, directly or indirectly, on or after the Closing Date, (a) to make the Closing Date Distribution for the purpose of returning capital contributed by Hartree used by the Borrower to fund the Acquisition and/or (b) to pay the Transaction Expenses.

4.22 Environmental Matters.

(a) Neither the Borrower nor any Guarantor has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws with regard to the Business, and the Business is in compliance with all Environmental Laws, except insofar as such matters would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) Neither the Borrower nor any Guarantor is subject to any unresolved proceeding, action, decree, judgment, or order relating to the investigation, removal, remediation or monitoring of Materials of Environmental Concern, except insofar as such matters would not, individually or in the aggregate, result in a Material Adverse Effect.

4.23 AML Laws; Anti-Corruption Laws and Sanctions. (a) The Borrower and each Guarantor has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, and procedures designed to ensure that its agents agree to comply with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (x) the Borrower or any Guarantor, any of their respective directors or officers, or, to the knowledge of the Borrower, any of their employees or Affiliates, or (y) to the knowledge of the Borrower, any agent of the Borrower, that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or located, organized or resident in a Sanctioned Country or (ii) is in violation of AML Laws, applicable Anti-Corruption Laws, or applicable Sanctions. No Loan, use of proceeds of or any transaction financed or supported by any Loan or the source of any funds used to repay the Obligations will cause a violation of AML Laws, applicable Anti-Corruption Laws or applicable Sanctions by the Borrower, or its directors, officers, employees or agents, or any Lender. The Borrower represents that neither it, nor any of its directors, officers, employees, has engaged or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country, except as authorized by applicable Specified Laws.

(b) The Borrower represents and covenants that in the event the representations and covenants contained in this Section 4.23 become untrue or incorrect in any material way during the term of this Agreement, the Borrower shall promptly notify the Administrative Agent and each Lender.

4.24 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 5.1(p)(ii) is true and correct in all respects.

4.25 EEA Financial Institution. The Borrower is not an EEA Financial Institution.

4.26 Acquisition Funding. The Purchase Price (as defined in the Purchase Agreement) needed to consummate the Acquisition was funded by Hartree to the Borrower and the source of such funds was cash on hand of, or equity contributions made to, Hartree. Neither Guarantor has borrowed under the Hartree Credit Facility in order to fund the Purchase Price for the Acquisition.

SECTION 5 CONDITIONS PRECEDENT

5.1 Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be originals or pdf copies (followed promptly by originals) unless otherwise specified:

(i) this Agreement and the Fee Letter executed and delivered by a duly authorized officer of the Borrower;

(ii) each Guaranty Agreement executed and delivered by a duly authorized officer of each party thereto;

(iii) the Security Agreements executed and delivered by a duly authorized officer of each party thereto; and

(iv) subject to Section 6.13, all Account Control Agreements required by Section 7.13 executed and delivered by a duly authorized officer of each party thereto.

(b) Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Borrower and each Guarantor, dated the Closing Date, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President, any Vice President, Director or Authorized Signatory and the Secretary or any Assistant Secretary of such Person, or, if applicable, of its general partner or managing member or members, on behalf of such Person.

(c) Proceedings of the Borrower and the Guarantors. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of the Borrower and each Guarantor authorizing, as applicable (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings of the Loans contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of the Borrower or such Guarantor by the Secretary or an Assistant Secretary of such Person, or, if applicable, of its general partner or managing member or members, as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 5.1(b), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(d) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of such Person or, if applicable, of its general partner or managing member or members, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 5.1(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed, as applicable, by the President or any Vice President or Director and the Secretary or any Assistant Secretary of such Person, or, if applicable, of its general partner or managing member or members, on behalf of such Person.

(e) Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the Borrower and each Guarantor (including each exhibit and schedule thereto), certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of such Person, or, if applicable, of its general partner or managing member or members, on behalf of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 5.1(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Good Standing Certificates. The Administrative Agent shall have received a certificate dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower and Hartree, (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 4.4 (other than any UCC financing statement filed pursuant to the Security Documents), and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(h) Borrower’s Certificate. The Administrative Agent shall have received a certificate reasonably satisfactory in form and substance to the Administrative Agent signed by a Responsible Person of the Borrower, stating that, as of the Closing Date and after giving effect to the transactions contemplated hereby:

(i) the condition specified in Section 5.1(v) has been satisfied;

(ii) no Default or Event of Default has occurred and is continuing; and

(iii) there has not occurred since December 31, 2020, a Material Adverse Change.

(i) Fees and Expenses. The Administrative Agent and the Lenders shall have received, on or before the Closing Date, payment in full of, or the Borrower shall have irrevocably authorized the Administrative Agent to deduct from Loans to be borrowed on the Closing Date an amount necessary for the payment of, all (i) fees required to be paid thereto and (ii) all other amounts required to be paid thereto pursuant to Section 10.6(a)(i).

(j) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i) the executed legal opinion of Vinson & Elkins, L.L.P., special counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) the executed legal opinion of Vinson & Elkins, R.L.L.P., special U.K. counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent.

(k) Disclosure. The Lenders shall not have become aware of any information or other matter affecting the Borrower, SRLP, SRLPGP or any Guarantor that is inconsistent in a material and adverse manner to the Lenders (in their capacities as such) with any such information disclosed to the Lenders by the Borrower on or prior to the Closing Date.

(l) Lien Searches. The Administrative Agent shall have received the results of a recent search of the Borrower, each Guarantor and Sprague Resources Holdings, LLC, by a Person reasonably satisfactory to the Administrative Agent, under the UCC and equivalent legislation in all relevant jurisdictions, and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(m) Actions to Perfect Liens. All filings, recordings, registrations and other actions, including the filing of financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the perfection of the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(n) Closing Date Financial Statements. The Administrative Agent and the Lenders shall have received each of the Closing Date Financial Statements.

(o) Solvency. The Administrative Agent shall have received a solvency certificate attesting to the matters set forth in Section 4.20, in form and substance reasonably satisfactory to the Administrative Agent.

(p) Know Your Customer information; Beneficial Ownership Certificates. The Administrative Agent and each Lender shall have received, no later than three (3) days prior to the Closing Date, (i) all documentation and other information requested by the Administrative Agent or any Lender under applicable “know your customer” or anti-money laundering rules, regulations or policies, including the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to the Borrower and the Guarantors.

(q) Contributions/Securities Account. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) Hartree has transferred to the Borrower prior to the Closing Date legal and beneficial title to 2,115,365 MLP Common Units owned by Hartree prior to the consummation of the Acquisition, (ii) as of the Closing Date, the Borrower owns, directly and beneficially, not less than 18,173,849 MLP Common Units, and (iii) 2,115,365 MLP Common Units owned by the Borrower are maintained by the Broker in a Securities Account owned by the Borrower, and 16,058,484 MLP Common Units owned by the Borrower are evidenced by one or more certificates in form acceptable to the Administrative Agent.

(r) Acquisition. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Acquisition shall have been consummated prior to the Closing Date in accordance with the terms and conditions of the Purchase Agreement in all material respects without any waiver, amendment, supplement or other modification that is materially adverse to the Lenders.

(s) Hartree Credit Facility. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has been designated as an “Unrestricted Subsidiary” under and as defined in the Hartree Credit Facility.

(t) Additional Matters. All corporate and other proceedings, and all documents (including the Governing Documents of SRLP and SRLPGP), instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other information (financial or other), documents, reports and legal opinions in respect of the Borrower and any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(u) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice pursuant to Section 2.2.

(v) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” or incorporates a “Material Adverse Change” shall be true and correct in all respects as so qualified) on and as of such date as if such representation and warranty was made on and as of the Closing Date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects (except that any representation that is qualified by “materiality” or “Material Adverse Effect” or incorporates a “Material Adverse Change” shall be true and correct in all respects as so qualified) as of such specified date.

(w) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on the Closing Date.

SECTION 6 AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any of the Obligations have not been irrevocably paid in full in cash (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrower shall:

6.1 Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available and in any event within 120 days after the end of each Fiscal Year, (i) the unaudited balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, (prepared in accordance with GAAP), and (ii) a certification of a Responsible Person of the Borrower that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(b) as soon as available, but in any event not later than sixty (60) days after the end of each calendar quarter of each Fiscal Year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such calendar quarter, and the related unaudited statements of income and the unaudited retained earnings and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, prepared in accordance with GAAP, certified by a Responsible Person of the Borrower as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(c) as soon as available and in any event within 120 days after the end of each Fiscal Year, the financial statements of Hartree for such Fiscal Year required to be delivered by Hartree, pursuant to Section 7.1(a), of the Hartree Credit Facility as in effect on the Closing Date (to the extent not otherwise delivered to any Lender in its capacity as a lender under the Hartree Credit Facility);

(d) as soon as available and in any event within 45 days after the end of each calendar month of Hartree, the financial statements of Hartree for such month required to be delivered by Hartree, pursuant to Section 7.1(b), of the Hartree Credit Facility as in effect on the Closing Date (to the extent not otherwise delivered to any Lender in its capacity as a lender under the Hartree Credit Facility);

(e) concurrently with the delivery of the financial statements referred to in Sections 6.1 (a) and 6.1(b), the reconciliation summary and compliance certificate required to be delivered by Hartree, pursuant to Sections 7.1(d) and Section 7.2(b), of the Hartree Credit Facility as in effect on the Closing Date (to the extent not otherwise delivered to any Lender in its capacity as a lender under the Hartree Credit Facility);

(f) within three (3) Business Days after each Applicable Date, a certificate of a Responsible Person setting forth the Share Value to Loan Value Ratio as of such Applicable Date and the detailed calculations thereof, in form and substance reasonably acceptable to the Administrative Agent; and

(g) within five (5) days after the end of each month, copies of the most recent statements prepared and delivered to the Borrower by the Broker of all Securities Accounts of the Borrower containing any MLP Common Units, unless otherwise delivered by the Broker to the Administrative Agent pursuant to the requirements of an Account Control Agreement.

All such financial statements shall present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP or GAAP, applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks, Debtdomain or other web site in use to distribute information to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a certificate of a Responsible Person of the Borrower, substantially in the form of Exhibit C (such a certificate, a “Compliance Certificate”), stating that such Responsible Person has obtained no Actual Knowledge of any Default or Event of Default, in each case except as specified in such certificate; and

(b) promptly, such additional financial and other information regarding the Borrower or any Guarantor or the Collateral as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Authorizations. Promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and supply certified copies to the Administrative Agent upon its request of, any authorization, consent, approval, resolution, license, exemption, filing, notarization or registration, required under any applicable Law to enable it to perform its obligations under the Loan Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Loan Document to which it is a party.

6.4 Conduct of Business; Maintenance of Existence and Compliance with Laws. (i) Continue to engage in business of the same general type as now conducted by it or as described in Section 7.10 and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5 or where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (iii) maintain in effect policies and procedures reasonably designed to prevent violation by the Borrower and its directors, officers, and employees of Anti-Corruption Laws, AML Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (i) Keep all its property useful and necessary in its business in good working order and condition in all material respects (excepting ordinary wear and tear and the effect of events or circumstances as to which such property is covered by insurance or as to which funds have been reserved); (ii) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property insurance, as an additional insured, in the case of liability insurance, and as an additional insured and recipient of a mortgagee endorsement; and (iii) furnish to the Administrative Agent (for distribution to the Lenders through posting on Intralinks, Debtdomain or other web site in use to distribute information to the Lenders), upon request, full information as to the insurance carried, evidence of the underlying policy, the related cover note and all addenda thereto.

6.6 Inspection of Property; Books and Records; Discussions. At the sole expense of the Borrower: (i) keep books of records and accounts in conformity with GAAP that present fairly the financial condition of the Borrower and (ii) within one (1) Business Day of the date agreed or requested therefor (unless an Event of Default shall have occurred and be continuing, in which case no prior notice shall be required), permit representatives of the Administrative Agent to (x) visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours and (y) discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants to the extent consistent with the national policies of, and as permitted by, such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Administrative Agent pursuant to this Section 6.6 shall be shared with a Lender upon the request of such Lender.

6.7 Notices. Promptly give notice to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks, Debtdomain or other web site in use to distribute information to the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or administrative or arbitration proceeding, or any material development therein, to which the Borrower is a party (i) in which the amount claimed against the Borrower is $1,000,000 or more and not covered by insurance, segregated cash reserves or bonds, or (ii) in which injunctive or similar relief is sought and which, if granted, would result in a Material Adverse Effect;

(d) the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a determination that a Plan is in “at risk” status within the meaning of Section 430 of the Code, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan, a determination that a Multiemployer Plan is in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code, or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan in which the Borrower is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e) the occurrence of any event that would require a mandatory prepayment pursuant to Section 3.6;

(f) any development or event which would reasonably be expected to result in a Material Adverse Change; and

(g) any change in the information provided in the Beneficial Ownership Certification delivered pursuant to Section 5.1(p)(ii) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.8 Environmental Laws. Comply with all Environmental Laws, except to the extent that failure to do so, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.9 Taxes. Timely file or cause to be filed all U.S. federal income, Tax returns and all material state and local Tax returns required to be filed by it and shall timely pay all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes, fees or other charges, the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).

6.10 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law and to the extent required by the Loan Documents, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower is or is to be a party.

6.11 Use of Proceeds. Use the entire amount of the proceeds of the Loans as set forth in Section 4.21.

6.12 AML Laws; Anti-Corruption Laws and Sanctions. Comply with each of representations and warranties under Section 4.23.

6.13 Post-Closing Obligations. Execute and deliver the documents and comply with the requirements set forth on Schedule 6.13, in each case, within the time limits specified on such schedule.

SECTION 7 NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrower shall not directly:

7.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for:

(a) the Obligations;

(b) Indebtedness in respect of netting services, bankers’ acceptances, overdraft facilities, automatic clearinghouse arrangements, overdraft protections and other business cash management arrangements in the ordinary course of business;

(c) Indebtedness arising in connection with endorsement of checks, drafts or similar instruments of payment for deposit in the ordinary course of business;

(d) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(e) Swap Contract Obligations;

(f) Subordinated Indebtedness owed to Hartree, the proceeds of which are used by the Borrower to provide Cash Collateral; and

(g) other unsecured Indebtedness in an amount not exceeding $1,000,000 in the aggregate at any one time outstanding.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens created pursuant to the Security Documents and the other Loan Documents;

(b) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(d) deposits or bonds to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and (ii) indemnities, performance and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Permitted Cash Management Liens;

(f) Liens arising from precautionary UCC financing statements or UCC financing statements that are unauthorized by the Borrower;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

(h) Liens securing Swap Contract Obligations; and

(i) other Liens on assets securing obligations (other than Indebtedness) of the Borrower in an amount not to exceed $500,000 in the aggregate at any one time outstanding.

7.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation or division (or the unwinding of such a division), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer, allocate assets to a series or segregated portfolio (or the unwinding of such an allocation) or otherwise dispose of, all or substantially all of its property, business or assets of the Borrower.

7.4 Restricted Payments. Declare or pay any dividend (other than distributions payable solely in common Capital Stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or pay any management fee to any direct or indirect holder of Capital Stock of Borrower (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”); provided, (a) on the Closing Date and/or during the ten (10) Business Days period following the Closing Date, the Borrower may make one or more Restricted Payments to Hartree in an aggregate amount not to exceed the aggregate amount of the net proceeds of the Loans (collectively, the “Closing Date Distribution”) and (b) the Borrower may request that the Administrative Agent deliver funds then being held as Cash Collateral in the Collateral Account to the Borrower and upon the Borrower’s receipt of such funds, may use such funds to make one or more Restricted Payments to Hartree, provided, (i) both immediately before and immediately after the Borrower’s request for such funds and the making of any such Restricted Payment, (x) no Event of Default or Default under Section 8.1(a) or 8.1(f) shall then exist, and (y) the Share Value to Loan Value Ratio (calculated on a pro forma basis after giving effect to the return of such Cash Collateral) shall not be less than 1.25:1.00, and (ii) the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower certifying to the foregoing clause (i), in form and substance reasonably acceptable to the Administrative Agent.

7.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose (including, without limitation, any effective transfer or other disposition as a result of a division of the Borrower or allocation of assets to a series or segregated portfolio of a Person (or the unwinding of such a division or allocation)) of any of its property, business or assets, whether now owned or hereafter acquired, except:

(a) the sale or other Disposition of surplus, obsolete or worn out property (other than the GP Interests, IDRs or MLP Common Units) in the ordinary course of business;

(b) so long as no Event of Default then exists, sales or other Dispositions of MLP Common Units to the extent that (i) such sale or other Disposition is for a cash purchase price equal to the fair market value of such MLP Common Units (as determined by the Borrower in good faith), (ii) the Net Proceeds of such sale or other Disposition are applied to the Loans in accordance with Section 3.6(b), (iii) after giving pro forma effect to such sale or other Disposition, the Share Value to Loan Value Ratio is greater than or equal to 1.25:1.00, and (iv) after giving effect to such Disposition, the outstanding principal amount of the Loans will not exceed the “maximum loan value” as permitted by, and will otherwise be in compliance with, Regulation U; provided, prior to any such Disposition, the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower certifying as to each of the foregoing;

(c) conveyances that constitute Liens expressly permitted pursuant to Section 7.2; and

(d) any of the following: (i) the surrender, modification, release or waiver of contract rights or (ii) the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind.

7.6 Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a) Investments in Cash Equivalents;

(b) Investments existing on the Closing Date in the MLP Common Units, the GP Interests and the IDRs;

(c) any Investment resulting from pledges and deposits permitted by Section 7.2;

(d) Swap Contract Obligations; and

(e) any Investment in additional MLP Common Units after the Closing Date (i) to the extent such MLP Common Units have been contributed to the Borrower by the owners of the Borrower’s Capital Stock or (ii) made from the proceeds of any cash capital contribution made to the Capital Stock of the Borrower not more than 180 days prior to such Investment.

7.7 Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate (other than the ownership of the Subject Interests and any other MLP Common Units, and all activities related or incidental to such ownership) unless such transaction is (i) otherwise permitted under this Agreement and (ii) on terms no less favorable in all material respects to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.

7.8 Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders. At the end of any calendar year during which any such change has occurred, the Borrower shall prepare and deliver to the Administrative Agent (for distribution to the Lenders through posting on Intralinks, Debtdomain or other web site in use to distribute information to the Lenders) an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

7.9 Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a) this Agreement;

(b) the Loan Documents;

(c) leases, contracts and agreements containing restrictions on assignment entered into in the ordinary course of business;

(d) licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business; and

(e) agreements with respect to assets, the aggregate value of which at any one time outstanding not to exceed $500,000.

7.10 Limitation on Activities. (a) Conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of its Subsidiaries and the IDRs and performing its obligations and other transactions permitted under the Loan Documents; or

(b) Allow SRLPGP to conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations other than acting as the general partner of SRLP in compliance with Governing Documents of SRLP, or be party to any Contractual Obligation other than as incidental to its existence, in its capacity as the general partner of SRLP, or in connection with its ownership of the general partner interest in SRLP;

provided that, for the avoidance of doubt, the following shall in all cases be permitted with respect to each of the Borrower and SRLPGP, to the extent not otherwise restricted under the terms of this Agreement: (i) the maintenance of its legal existence (including the ability to incur reasonable fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its direct or indirect parent companies), (ii) the entry into, and performance of its obligations with respect to the consummation of the Transactions, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, and managers, (iv) holding any cash and Cash Equivalents and any other property received by it and making further distributions with such property in each case in compliance with this Agreement, (v) providing customary indemnification to its officers, managers and directors in their capacities as such, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable laws, (vii) filing tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes), (viii) the preparation of reports to Governmental Authorities and to its shareholders, (ix) the performance of obligations under and compliance with its Governing Documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; and (x) any activities incidental to the foregoing or customary for passive holding companies.

7.11 Governing Documents. Amend, modify, supplement or waive, or consent to any amendment, modification, supplement, or waiver, of its Governing Documents, or allow or consent to any amendment, modification, supplement, or waiver, of the SRLP Partnership Agreement or any other Governing Documents of SRLP or SRLPGP, in each case in any manner that would reasonably be expected to be materially adverse to the interests of the Lenders or the Administrative Agent (in each case, in their capacities as such) without the prior written consent of the Required Lenders.

7.12 Use of Proceeds; Sources of Repayment.

(a) Use the proceeds of Loans for any purpose other than as set forth in Section 4.21.

(b) Request any Loan, or use, and shall procure that its directors, officers, employees, Affiliates, Subsidiaries and agents shall not use, directly or indirectly, the proceeds of any Loan to fund transactions, or lend, contribute or otherwise make available such proceeds to any other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, unless not prohibited by applicable Law, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, including as Lender or otherwise) or repay (or permit the repayment of) any Obligations from funds sourced from a Sanctioned Person or from proceeds of transactions for the benefit of, or from proceeds of any business with, any Sanctioned Person or Sanctioned Country.

7.13 Deposit Accounts; Commodity Accounts; Securities Accounts. (a) Establish any Deposit Accounts, Commodity Accounts or Securities Accounts, except for Pledged Accounts which are included in the Collateral as to which the Borrower shall have delivered to the Administrative Agent an Account Control Agreement in form and substance satisfactory to the Administrative Agent (subject to Section 6.13 with respect to any such Deposit Accounts, Commodity Accounts or Securities Accounts existing on the Closing Date), (b) violate directly or indirectly any Account Control Agreement in favor of the Administrative Agent or (c) revoke or attempt to revoke any instructions or directions given by it under any Account Control Agreement altering the rights of the Administrative Agent thereunder without the Administrative Agent’s prior written consent.

7.14 Limitation on Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).

7.15 Swap Contracts. Enter into any Swap Contract, except Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower, only to the extent such Swap Contracts are not for speculative purposes.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default and Remedies. If any of the following events shall occur and be continuing:

(a) (i) Failure to pay any principal of any Loan when due in accordance with the terms hereof (including any payment required by Section 3.6) or (ii) failure to pay any interest on any Loan or any other amount payable hereunder or under any of the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b) Any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or misleading in any material respect when made or deemed to be made; or

(c) The Borrower shall default in the observance or performance of any covenant contained in any of Section 6.1(f), 6.4(i), 6.4(iii), 6.11, 6.12, 6.13 or Section 7 of the Agreement; or

(d) The Borrower or any Guarantor shall default in the observance or performance of any other obligation applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraph (a), (b) or (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty (30) days after the occurrence thereof; or

(e) (i) The Borrower shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Indebtedness under Swap Contracts) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and Guarantee Obligations of the Borrower in respect of which such default or defaults shall have occurred is at least $1,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, the entirety of such Indebtedness to become due prior to its stated maturity (other than with respect to Indebtedness that is, by its terms, callable upon demand) or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Swap Contract that would allow the counterparty thereof to exercise a right to terminate its position under such Swap Contract, if the aggregate net exposure with regard to all such positions is in excess of $1,000,000 or (ii) any default shall occur in the observance or performance of any agreement or condition relating to the Hartree Credit Facility, and as a result of such default the requisite lenders under the Hartree Credit Facility have elected to cause the entirety of the Indebtedness evidenced by the Hartree Credit Facility to become due prior to its stated maturity or the administrative agent or collateral agent for the lenders thereunder shall have commenced exercising remedies against all or a substantial portion of the collateral securing the Hartree Credit Facility, and such acceleration or exercise of remedies has not been rescinded; or

(f) (i) The Borrower, SRLP, SRLPGP or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, SRLP, SRLPGP or any Guarantor shall make a general assignment for the benefit of its creditors;

or (ii) there shall be commenced against the Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, SRLP, SRLPGP or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower, SRLP, SRLPGP or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, SRLP, SRLPGP or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the Borrower or any Guarantor that is a fiduciary, party-in-interest or disqualified person with respect to a Plan shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code, whether or not waived, shall occur with respect to any Single Employer Plan, a Single Employer Plan shall be determined to be “at risk” status within the meaning of Section 430 of the Code or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate pursuant to Section 4041(c) or 4042 of ERISA; (v) the Borrower or any Commonly Controlled Entity incur any liability in connection with a complete or partial withdrawal from, or the Insolvency or termination of, a Multiemployer Plan or a determination that any Multiemployer Plan is or is expected to be endangered, seriously endangered or in critical status, in each case within the meaning of Section 431 or 432 of the Code or Section 304 or 305 of ERISA, or the Borrower or any Commonly Controlled Entity fails to make any required contributions to a Multiemployer Plan pursuant to Section 431 or 432 of the Code; (vi) the failure of any Single Employer Plan to comply with any material provisions of ERISA and the Code (and applicable regulations under either) or with the material terms of such Single Employer Plan; (vii) the failure by the Borrower or any of its Commonly Controlled Entities to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (viii) the withdrawal by the Borrower or any of their respective Commonly Controlled Entities from any Single Employer Plan with two or more contributing sponsors or the termination of any such Single Employer Plan resulting in liability to the Borrower or any of their respective Commonly Controlled Entities pursuant to Section 4063 or 4064 of ERISA; (ix) the imposition of liability on the Borrower or any of its Commonly Controlled Entities pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (x) the occurrence of an act or omission which would give rise to the imposition on the Borrower or any of its Commonly Controlled Entities of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Single Employer Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Single Employer Plan or the assets thereof, or against the Borrower or any of its Commonly Controlled Entities in connection with any Plan; (xii) receipt from the IRS of notice of the failure of any Single Employer Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Single Employer Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Single Employer Plan; and in each case in clauses (i) through (xiii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) There is entered against the Borrower or any Guarantor (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding (i) $1,000,000 in the case of the Borrower or (ii) $20,000,000, in the case of any Guarantor (in each case to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, and, in each case, all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or Hartree shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, by reason of the express release thereof pursuant to Section 10.5); or

(j) The Guaranty Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.5), to be in full force and effect or any Guarantor shall so assert; or

(k) Any Change of Control shall occur; or

(l) (x) the MLP Common Units shall fail to be listed and admitted for trading on a national securities exchange registered with the SEC under Section 6(a) of the Exchange Act or (y) trading in the MLP Common Units on any such national securities exchange on which the MLP Common Units are then listed and admitted for trading is suspended or halted for a period in excess of three consecutive (3) Business Days (other than due to a general suspension or halting of trading of the Capital Stock of all issuers on such applicable national securities exchange); or

(m) SRLP shall have failed to have filed with the SEC all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 3 months preceding any date after the Closing Date, other than Form 8-K reports, and such failure shall continue for a period of more than thirty (30) consecutive days;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 8.1 with respect to the Borrower, the Commitments shall immediately and automatically terminate and the Loans (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.1), any amounts received on the account of the Secured Obligations (including all amounts in the Collateral Account) shall be applied by the Administrative Agent against the Secured Obligations (whether matured or unmatured) in the following order:

(i) First, to the payment of all incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

(ii) Second, to the payment of all amounts then due and owing and remaining unpaid in respect of interest, fees and indemnities pro rata among the Secured Parties according to the amounts of such Obligations then due and owing and remaining unpaid to the Secured Parties;

(iii) Third, to the payment of all principal on all Loans then outstanding, pro rata among the Secured Parties according to the amounts of the Obligations to be so paid under this clause (iii) owing to the Secured Parties;

(iv) Fourth, to the payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of such Obligations then due and owing and remaining unpaid to the Secured Parties;

(v) Fifth, for the prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations being so prepaid then held by the Secured Parties;

(vi) Sixth, to payment of any amounts owing in respect of Swap Contract Obligations; and

(vii) Seventh, any balance of such amounts remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated, shall be paid over to the Borrower or to whomsoever else may be lawfully entitled to receive the same.

SECTION 9 THE ADMINISTRATIVE AGENT

9.1 Appointment. (a) Each of the Lenders hereby irrevocably appoints Rabobank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as collateral agent and any co-agents, sub-agents, and attorneys-in-fact appointed by Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of Sections 9 and 10 as if set forth in full herein with respect thereto. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document.

9.2 Rights as a Lender.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates and Subsidiaries may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section as “Activities”) any may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the members of the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in a Loan Party or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the members of the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of any Lender, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of any Lender hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the any members of the Agent’s Group of information (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust, care or confidence) owing by Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict any member of the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates or Subsidiaries in any capacity; and

(iv) shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond Administrative Agent’s reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by Borrower in its instructions to Administrative Agent.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, compliance guidelines, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (v) the satisfaction of any condition set forth in Section 5.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (except at any time that an Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents

(except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that Greenberg Traurig, LLP is acting in this transaction as special counsel to Rabobank only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

9.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent including under Sections 3.9, 3.10, 3.13 and 10.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative

Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.6.

9.9 Collateral and Guaranty Matters. (a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Full Satisfaction of the Secured Obligations; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders (subject to Section 10.1). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property; provided that, the absence of any such confirmation for whatever reason shall not affect such Administrative Agent’s rights under this Section 9.9(a); provided, further, that the Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under this Section 9.9 unless a Responsible Person of the Borrower shall certify in writing to the Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that Administrative Agent may rely on any such certificate without further enquiry).

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10 Erroneous Payments.

(a) If Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.10.

(c) Each Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender or Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency

Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine or defense.

(g) Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10 MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 3.17 and the final sentence of Section 10.18, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Amendments, supplements and modifications to the Loan Documents that expressly require the consent of the Administrative Agent and do not require the consent of the Lenders or any subset of the Lenders may be entered into by the Administrative Agent and the Borrower and/or Guarantor party thereto without the consent of the Lenders. Otherwise, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Borrower for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to any departure from, prospectively, concurrently or retrospectively, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof (other than any such Obligation to pay any interest at the rate set forth in Section 3.2(c)), or reduce the stated rate of any interest or fee payable hereunder (other than the rates of interest or fees set forth in Section 3.2(c)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the additional written consent of each Lender affected thereby, or

(ii) (A) amend, modify or waive any provision of this Section 10.1, (B) change the percentage specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder or (C) consent to the assignment or transfer by the Borrower of any of its obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(iii) consent to the release by the Administrative Agent of all or substantially all of the Collateral or release any guarantor from its Guarantee Obligations under the Guaranty Agreement or provide for the Collateral or the Guaranty Agreement to no longer secure or guarantee all Secured Obligations, without the written consent of all of the Lenders, except to the extent such release is permitted or required under this Agreement or any other Loan Document, or

(iv) amend, modify or waive any provision of Section 3.8(a) or (b), Section 10.8 or Section 8.2, without the written consent of all of the Lenders, or

(v) amend, modify or waive any provision of Section 5.1 without the written consent of the Required Lenders, or

(vi) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders, or

(vii) amend the definitions of “Commitment Percentage” or any other provision of any Loan Document having the effect of modifying the pro rata treatment among the Lenders and among all Lenders generally thereunder, without the written consent of all Lenders, or

(viii) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the written consent of the Administrative Agent directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans and other Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2 Notices.

(a) General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission or subject to clause (b) below, by other electronic communications) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand, when delivered, (ii) in the case of delivery by mail, when received or (iii) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Sprague HP Holdings, LLC
c/o Hartree Partners, LP
1185 Ave Of The Americas, 9th Floor
New York, NY 10036
Attention: Chief Financial Officer and Controller
Phone: (212) 536-8663
Fax: (917) 342-8801

with a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1114 6th Ave 32nd Floor
New York, New York 10036
Attention: Brett M. Santoli
Phone: (212) 237-0266

Administrative Agent:	Coöperatieve Rabobank U.A., New York Branch
245 Park Avenue 37th Floor
New York, New York 10167
Attention: Chris Kortlandt
Phone: (212) 916-7810

with a copy to (which shall not constitute notice):
Greenberg Traurig, LLP
3333 Piedmont Road NE
Suite 2500
Atlanta, Georgia 30305
Attention: Cindy J. K. Davis

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 3.3, 3.5, or 3.6, shall not be effective until received.

(b) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly and in good faith believed to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower hereby indemnifies the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly and believed in good faith to be given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c) The Platform. THE BORROWER HEREBY ACKNOWLEDGES THAT (A) THE ADMINISTRATIVE AGENT MAY, BUT SHALL NOT BE OBLIGATED TO, MAKE AVAILABLE TO THE LENDERS MATERIALS AND INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER AND UNDER THE LOAN DOCUMENTS (COLLECTIVELY, “BORROWER MATERIALS”) BY POSTING THE BORROWER MATERIALS ON INTRALINKS, DEBTDOMAIN OR ANOTHER SIMILAR ELECTRONIC SYSTEM (THE “PLATFORM”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NO AGENT-RELATED PERSON WARRANTS THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EACH AGENT-RELATED PERSON EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

10.3 No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all of the Lenders; provided, however, that the foregoing shall not prohibit

(a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 10.8(b), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Release of Collateral and Guarantee Obligations. (a) Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by the Borrower or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.9 hereof, the security interest in such Collateral (but not the net cash proceeds of any Indebtedness secured by, or any sale of, such Collateral) shall automatically terminate. Upon any request by the Borrower that the Administrative Agent deliver funds then being held as Cash Collateral in the Collateral Account to the Borrower, which request satisfies the applicable requirements of Section 7.4(b), the Administrative Agent shall promptly deliver such funds to the Borrower.

(b) Upon the Full Satisfaction of the Secured Obligations, the pledge and security interests granted pursuant to the Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the Borrower.

(c) Upon any termination or pursuant to any termination or release as described in this Section 10.5, the Administrative Agent shall, to the extent that the Administrative Agent receives evidence satisfactory to it in its reasonable discretion that such items of Collateral were validly released from the security interest of the Administrative Agent pursuant to the terms of this Agreement and the other Loan Documents (which such evidence relates to the items of Collateral purportedly released, such as the location, quantity and value thereof and which may include, if requested, a certificate of a Responsible Person of the Borrower), execute and deliver, and each of the Secured Parties hereby irrevocably authorize the Administrative Agent to so execute and deliver, a termination or satisfaction of any Security Document affecting such Collateral, in a form reasonably acceptable to the Administrative Agent, in each case, at the Borrower’s expense.

10.6 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and documented out-of-pocket fees, charges and disbursements of a single firm of external counsel for the Administrative Agent and the Lenders in each relevant jurisdiction, taken as a whole (and solely in the case of a conflict of interest, one additional external counsel in each relevant jurisdiction that is material to each group of similarly situated affected Persons)), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including third party audit fees and expenses, (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the out-of-pocket fees, charges and disbursements of a single firm of external counsel for the Administrative Agent and the Lenders in each relevant jurisdiction, taken as a whole (and solely in the case of a conflict of interest, one additional external counsel in each relevant jurisdiction that is material to each group of similarly situated affected Persons)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section and including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect thereof and (iii) the Administrative Agent for its reasonable and documented out-of-pocket costs and expenses incurred in connection with any due diligence performed in connection with this Agreement and the other Loan Documents.

(b) Indemnification by the Borrower. The Borrower hereby indemnifies the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, obligations, claims, damages, liabilities, penalties, actions, judgments, suits, costs and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of a single firm of external counsel for the Indemnitees in each relevant jurisdiction, taken as a whole (and solely in the case of a conflict of interest, one additional external counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern arising from the operation of the Borrower’s business, or any environmental liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, obligations, claims, damages, liabilities, penalties, actions, judgments, suits, costs or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, obligation, claim, damage, liability, penalty, action, judgment, suit, cost or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law and without limiting the obligations of the Borrower under clause (b) above, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Credit or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the indemnifying party’s indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.7 Successors and Assigns; Participations and Assignments. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate or Subsidiary of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments or Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 8.1(a) or (f) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate or Subsidiary of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate or Subsidiary of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.10 and 10.6 and with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the

Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates ) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.6(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso in Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.13, (subject to the requirements and limitations therein, including the requirements under Section 3.10(f) (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Section 3.15 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.9 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and the Borrower’s expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.15 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8(b) as though it were a Lender; provided, that such Participant agrees to be subject to Section 10.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary or other successor regulation of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.8 Adjustments; Set-off.

(a) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or Participant; and

(C) to the extent prohibited by applicable Law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(b) Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Secured Party, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each applicable Secured Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower irrevocably and unconditionally agree that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the Borrower, the Lenders and the Administrative Agent hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the Borrower, the Lenders and the Administrative Agent hereby irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand;

(c) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person;

(d) none of the Administrative Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(e) the Administrative Agent and the Lenders and their respective Affiliates and Subsidiaries may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and

(f) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Waivers of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Confidentiality. Each of the Lenders and the Administrative Agent shall use its best efforts to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, Subsidiaries and to its Confidentiality Related Parties in connection with performing its obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Confidentiality Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (or any Confidentiality Related Party in respect thereof), (B) any actual or prospective party (or its Confidentiality Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder or (C) any credit insurance provider with respect to the Borrower and its obligations; (vi) on a confidential basis to (A) any rating agency in connection with rating the Borrower or the Loans, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (C) any service provider, disclosure to whom is reasonably necessary in connection with the performance of obligations and enforcement of rights hereunder; (vii) to a Federal Reserve Bank or a central bank in connection with a pledge by a Lender of its interests hereunder pursuant to Section 10.7(e), (viii) with the consent of the Borrower; or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates or Subsidiaries on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or Subsidiaries that is not, to the knowledge of the Administrative Agent or such Lender, subject to a duty of confidentiality to the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses; provided, that in the case of non-written information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16 Specified Laws. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies each Person that establishes a relationship or opens an account with the Administrative Agent or any Lender, which information includes the name and address of such Person and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Person in accordance with the Specified Laws. The Borrower agrees that it will provide the Administrative Agent and the Lenders with such information as the Administrative Agent or any Lender may request in order for such parties to comply with and satisfy the requirements of “know your customer” and anti-money laundering rules, regulations and policies and any other Specified Law.

10.17 Acknowledgement Regarding Any Supported QFCs; Keepwell. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a

“Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(c) Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement or any other Loan Document in respect of Swap Obligations; provided, however, that in the event that in any action or proceeding involving any state or foreign corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Qualified ECP Guarantor under this Section 10.17(c) shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable state or Federal Law relating to fraudulent conveyances or transfers), then, notwithstanding any other provision of this Section 10.17(c) to the contrary, the amount of such liability of such Qualified ECP Guarantor under this Section 10.17(c) shall, without any further action by any Loan Party, the Administrative Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable. The obligations of each Qualified ECP Guarantor under this Section 10.17(c) shall remain in full force and effect until the Full Satisfaction of the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 10.17(c) constitute, and this Section 10.17(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.18 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPRAGUE HP HOLDINGS, LLC

as the Borrower

By:	/s/ Bryan Keogh
	Name:	Bryan Keogh
	Title:	Authorized Signatory

ADMINISTRATIVE AGENT AND LENDER:

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent and a Lender

By:	/s/ Jon Castaldo
	Name:	Jon Castaldo
	Title:	Managing Director

By:	/s/ Edward Santos
	Name:	Edward Santos
	Title:	Vice President